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                       PUTNAM INVESTMENT GRADE MUNICIPAL
                                   TRUST III

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                            ANSWERING MACHINE MESSAGE
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Hello, my name is _____________________________, calling on behalf of the
PUTNAM INVESTMENT GRADE MUNICIPAL TRUST III. You should have received proxy materials concerning a Special Shareholder Meeting to be held on July 12, 2001. At your earliest convenience please sign, date and return the proxy card in the envelope provided.

If you have not received these materials, would like to vote by phone or have any questions, PLEASE CALL US AT 1-800-735-3428. If you have already mailed back your proxy, please disregard this message and accept our thanks!